Exhibit 3.26

State of Delaware Secretary of State Division of Corporations Delivered 04:14 PM 03/31/2014 FILED 04:04 PM 03/31/2014 SRV 140407979 - 3132265 FILE

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

AVAYA GOVERNMENT SOLUTIONS INC.

(a Delaware corporation)

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Avaya Government Solutions Inc, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: This Certificate of Amendment of the Certificate of Incorporation of the Corporation was duly adopted and approved by the sole stockholder of the Corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

SECOND: Paragraph 1 of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

“1. The name of the corporation is: Camber Government Solutions Inc.”

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed and acknowledged by its duly authorized officer this 31st day of March, 2014.

Avaya Government Solutions Inc.

By:	/s/ Walter Batson, Jr.
Name: Walter Batson, Jr.
Title: President and Chief Executive Officer

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION